Exhibit 10.1

November 5, 2021

Brian Markison

Dear Brian,

The purpose of this letter is to amend the Employment Agreement by and between RVL Pharmaceuticals, Inc. (the “Company”) and you dated as of December 3, 2015, as amended effective July 29, 2021 (the “Employment Agreement”), effective as of November 5, 2021 (the “Effective Date”). Except as expressly provided for herein, the Employment Agreement shall remain in full force and effect. Capitalized terms used but not defined in this letter will have the meanings set forth in the Employment Agreement.

1.             Base Salary. As of the Effective Date, the first sentence of Section 3(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“The Company shall pay to the Executive an annual base salary of not less than $525,000 (the ‘Base Salary’), subject to applicable tax withholdings, payable in accordance with the regular payroll practices of the Company.”

2.             Annual Cash Bonus. As of the Effective Date, the first sentence of Section 3(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

“The Executive shall be eligible to receive an annual cash bonus (‘Annual Cash Bonus’) less taxes and withholdings, with a target bonus opportunity of 60% of the Executive’s Base Salary for the applicable calendar year (the ‘Target Bonus’).”

Except as expressly modified herein, the Employment Agreement remains in full force and effect, and is binding on you and the Company in accordance with its terms. Without limiting the generality of the foregoing, you acknowledge and agree that nothing contained herein shall constitute “Good Reason” for purposes of the Employment Agreement, that you remain bound by the restrictive covenants set forth in Section 5 of the Employment Agreement, and that the changes to the terms and conditions of your employment described in this Amendment do not change or limit the scope of, or your obligations to comply with, such restrictive covenants.

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RVL PHARMACEUTICALS, INC.:

/s/ Christopher Klein
By:	Christopher Klein
Title:	General Counsel

AGREED TO AND ACCEPTED:

/s/ Brian Markison
Brian Markison